EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 1 Terminal Drive, Plainview, NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

VEECO RECEIVES NASDAQ NOTICE

REGARDING LATE FORM 10-Q FILING

Plainview, N.Y., May 17, 2013 — Veeco Instruments Inc. (NASDAQ: VECO) announced today that it received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) on May 13, 2013 notifying the Company that it is not in compliance with NASDAQ Listing Rule 5250(c) (1) because its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 was not filed on a timely basis with the Securities and Exchange Commission.  As previously announced, this Form 10-Q, as well as the Company’s annual report on Form 10-K for the year ended December 31, 2012 and quarterly report on Form 10-Q for the quarter ended September 30, 2012, could not be filed timely because the Company is reviewing the timing of the recognition of revenue and related expenses on the sale of certain of its products.  The accounting review was announced on November 15, 2012.

For information on the accounting review, please click here to visit Veeco’s May 10, 2013 12b-25 filing.  The Company continues to conduct the review and intends to file its Forms 10-Q and 10-K as soon as reasonably practicable after these accounting matters have been resolved.

Veeco had previously announced that it had submitted to NASDAQ a plan to regain compliance with NASDAQ’s requirements for continued listing and that NASDAQ had granted an extension, to May 20, 2013, for the Company to regain compliance with NASDAQ’s requirements for continued listing.

The Company does not expect to regain compliance with NASDAQ’s requirements for continued listing by May 20, 2013.  As a result, the Company intends to request a hearing before the NASDAQ Listing Qualifications Panel to request additional time to regain compliance with NASDAQ’s requirements for continued listing and to request that NASDAQ allow the Company’s securities to remain listed on The NASDAQ Global Select Market until such time as the hearing process concludes and any resulting exception period expires.

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, power electronics, hard drives, MEMS and wireless chips.  We are the market leader in MOCVD, MBE, Ion Beam and other advanced thin film process technologies.  Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership.  For information on our company, products and worldwide service and support, please visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2011 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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